Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

December 2, 2013

MEDIA CONTACT: Tom Fitzgerald

703-903-2476

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC ANNOUNCES SETTLEMENT

WITH BANK OF AMERICA

MCLEAN, VA - Freddie Mac (OTCQB: FMCC) today announced it has entered into a settlement agreement with Bank of America concerning Freddie Mac’s claims related to representations and warranties on single-family loans sold to Freddie Mac.

Under terms of the agreement, Bank of America agreed to pay Freddie Mac a total of $404 million (less credits of $13 million for repurchases already made and for reconciling adjustments). Freddie Mac, subject to specified limitations and exclusions, will release Bank of America from certain existing and future repurchase obligations for approximately 716,000 loans originated primarily between 2000 and 2009, and subsequently purchased by Freddie Mac. The payment to Freddie Mac also compensates Freddie Mac for certain past losses and potential future losses relating to denials, rescissions and cancellations of mortgage insurance.

“We are pleased to have reached this agreement with Bank of America, which now allows both companies to move forward,” said Freddie Mac CEO Donald H. Layton. “We continue to make very good progress in recovering funds that are due to the American taxpayer, as well as resolving Freddie Mac’s legacy repurchase issues.”

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

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